EXHIBIT 4.1
AMENDMENT NO. 1 TO
COMMON STOCK PURCHASE WARRANT
    This AMENDMENT NO. 1 TO COMMON STOCK PURCHASE WARRANT (this “Amendment”) is entered into as of September [●], 2022, by and between Athersys, Inc., a Delaware corporation (the “Company”), and [●] (the “Holder”).
    WHEREAS, the Holder is the holder of a Common Stock Purchase Warrant, issued as of August 17, 2022, to purchase 1,920,000 shares of common stock of the Company, par value $0.001 per share (the “Original Warrant”) (after giving effect to the Company’s 1-for-25 reverse stock split);
    WHEREAS, pursuant to Section 5(l) of the Original Warrant, the Original Warrant may be modified or amended or the provisions thereof waived with the written consent of the Company and the Holder; and
    WHEREAS, the Company and the Holder desire to amend the Original Warrant as set forth in this Amendment.
    NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company and the Holder hereby agree as follows:
1.Amendment to “Termination Date” Defined Term. The defined term “Termination Date” is hereby defined to mean February 17, 2030.
2.No Further Amendment. Except as amended by this Amendment, the Original Warrant remains unaltered and shall remain in full force and effect.
3.Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be determined in accordance with the provisions of that certain Securities Purchase Agreement dated as of August 15, 2022 between the Company and the Holder.
4.Counterparts. This Amendment may be executed in any number of counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. Signatures delivered by facsimile, electronic mail (including as a PDF file) or other transmission method shall be deemed to be original signatures, shall be valid and binding, and, upon delivery, shall constitute due execution of this Amendment.
(Signature page follows)

IN WITNESS WHEREOF, each of the Company and the Holder has caused this Amendment to be executed by its officer thereunto duly authorized as of the date first above indicated.

COMPANY
ATHERSYS, INC.

By:
Name:     Daniel Camardo
Title:     Chief Executive Officer

HOLDER
[●]

By:
Name:
Title: